As filed with the Securities and Exchange Commission on December 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC PARTNERS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6200	13-4063515
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen M. Merkel

Executive Vice President,

General Counsel and Secretary

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

Fax: (212) 829-4708

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard Kenny

Christopher T. Jensen

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Fax: (212) 309-6001

Approximate date of commencement of proposed offer of securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.375% Senior Notes due 2019	$300,000,000	100%	$300,000,000	$34,860

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 30, 2014

PROSPECTUS

Offer to Exchange

$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019

For

$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019 registered under the Securities Act of 1933, as amended

We are offering to exchange all of our outstanding 5.375% Senior Notes due 2019 that were issued in a private placement on December 9, 2014, and which we refer to as the “old notes,” for an equal aggregate amount of our 5.375% Senior Notes due 2019, which have been registered with the Securities and Exchange Commission (the “SEC”) and which we refer to as the “exchange notes.” We refer to the old notes and the exchange notes collectively as the “notes.” If you participate in the exchange offer, you will receive registered 5.375% Senior Notes due 2019 for your old 5.375% Senior Notes due 2019 that are properly tendered. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes bear a different CUSIP number than the old notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2015, unless extended.

We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC and no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the old notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 11 of this prospectus and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request at:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the exchange offer, which is 5:00 p.m., New York City time, on                     , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes received in the exchange offer. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” of the exchange notes within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or other transfers of exchange notes received in the exchange offer for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities.

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CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context otherwise requires, any reference in this prospectus to:

•	“4.50% convertible notes” refers to the BGC Partners 4.50% convertible senior notes due 2016, which are convertible into shares of Class A common stock;

•	“8.75% convertible notes” refers to the BGC Partners 8.75% convertible senior notes due 2015, which are convertible into shares of Class A common stock;

•	“April 2008 distribution rights shares” refers to shares of Class A common stock distributed, or to be distributed on a deferred basis, by Cantor to certain current and former partners of Cantor pursuant to distribution rights provided to such partners on April 1, 2008;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. business of BGC Partners;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc. and its consolidated subsidiaries;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before the merger;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. business of BGC Partners;

•	“Cantor” refers to Cantor Fitzgerald, L.P. and its subsidiaries other than BGC Partners;

•	“Cantor units” refers to exchangeable limited partnership interests in BGC Holdings held by Cantor entities;

•	“CCRE” refers to Cantor Commercial Real Estate Company, L.P.;

•	“CF&Co” refers to Cantor Fitzgerald & Co.;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“Class B common stock” refers to BGC Partners Class B common stock, par value $0.01 per share;

•	“convertible notes” refers to the 4.50% convertible notes and the 8.75% convertible notes, collectively;

•	“debt securities” refers to any debt securities of BGC Partners;

•	“deferred distribution rights shares” refers to distribution rights shares to be distributed by Cantor on a deferred basis;

•	“distribution rights” refers to the obligation of Cantor to distribute to certain current and former partners of Cantor shares of Class A common stock;

•	“distribution rights shares” refers to the April 2008 distribution rights shares and the February 2012 distribution rights shares, collectively;

•	“eSpeed” refers to eSpeed, Inc.;

•	“February 2012 distribution rights shares” refers to shares of Class A common stock to be distributed on a deferred basis to certain partners of Cantor in payment of previous quarterly partnership distributions pursuant to distribution rights provided to such partners on February 14, 2012;

•	“founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and who provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick (including any entity directly or indirectly controlled by Mr. Lutnick or any trust with respect to which he is a grantor, trustee or beneficiary) are not founding partners);

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•	“founding/working partners” refers to founding partners and/or working partners of BGC Holdings;

•	“founding/working partner units” refers to partnership units of BGC Holdings held by founding/working partners;

•	“limited partners” refers to holders of limited partnership units;

•	“limited partnership interests” refers to founding/working partner units, limited partnership units and Cantor units, collectively;

•	“limited partnership units” refers to REUs, RPUs, PSUs and PSIs, collectively;

•	“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	“NGKF” refers to Newmark Grubb Knight Frank;

•	“PSIs” refers to certain working partner units of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner units of BGC Holdings issued to certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“REUs” refers to certain limited partnership units of BGC Holdings issued to certain employees of BGC Partners and other persons;

•	“RPUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“separation” refers to the transfer by Cantor of certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries pursuant to the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners OldCo, BGC U.S., BGC Global and BGC Holdings;

•	“U.S. GAAP” refers to accounting principles generally accepted in the United States of America;

•	“working partners” refers to holders of working partner units; and

•	“working partner units” refers to partnership units of BGC Holdings held by working partners.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 11 of this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference herein.

The Company

BGC Partners, Inc. (together with its subsidiaries, “BGC Partners,” “BGC”, the “Company” “we” or “us”) is a leading global brokerage company servicing the financial and real estate markets through our two segments, Financial Services and Real Estate Services. Our Financial Services segment specializes in the brokerage of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures and structured products. We also provide a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange. Through our BGC Trader™ and BGC Market Data brands, we offer financial technology solutions, market data, and analytics related to select financial instruments and markets.

Newmark Grubb Knight Frank (“NGKF”) is a full-service commercial real estate platform that comprises our Real Estate Services segment, offering commercial real estate tenants, owners, investors and developers a wide range of services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. We, along with our NGKF affiliates and partner offices, operate from more than 330 offices on six continents.

Our Organizational Structure

We are a holding company, and our business is operated through two operating partnerships, BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses. The limited partnership interests of the two operating partnerships are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by limited partnership unit holders, founding/working partners, and Cantor. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC

Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are at 1 Churchill Place, Canary Wharf, London, E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com and our email is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Summary of the Terms of the Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussion under the heading “The Exchange Offer.”

Exchange Notes	$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019. The terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes bear a different CUSIP number than the old notes. See “Description of Exchange Notes.”

Old Notes	$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019, which were issued in a private placement on December 9, 2014.

The Exchange Offer	We are offering to exchange the exchange notes for a like principal amount of the old notes.

In the exchange offer, we will exchange registered 5.375% Senior Notes due 2019 for old 5.375% Senior Notes due 2019.

We will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2015. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

In order to be exchanged, an outstanding old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	In connection with the private placement of the old notes, we entered into a registration rights agreement with Morgan Stanley & Co. LLC, Cantor Fitzgerald & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC as representatives of the several initial purchasers. Under the registration rights agreement, you are entitled to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the exchange offer or you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered for resale under the Securities Act.

Resales of the Exchange Notes	We believe that the exchange notes received in the exchange offer may be resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

(1)	you are acquiring the exchange notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

(3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

(4)	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you are an affiliate of ours, or are engaging in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its old notes directly from us,

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless we decide to extend the exchange offer. We do not currently intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes	The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes that are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to exchange your old notes for exchange notes pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration of the exchange offer, either:

•	a computer-generated message transmitted through DTC’s Automated Tender Offer Program system (“ATOP”) and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

By delivering a computer-generated message through DTC’s ATOP system, you will represent to us, as set forth in the letter of transmittal, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name your old notes are held and instruct that person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Acceptance of Old Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The exchange notes to be issued to you in the exchange offer will be delivered promptly following the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights	You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the exchange offer:

•	you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

•	you will not be able to resell or transfer your old notes unless they are registered under the Securities Act or unless you resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Federal Income Tax Consequences	Your exchange of old notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. For purposes of this portion of the Summary, references to “the Company,” “we,” “our” and “us” refer only to BGC Partners, Inc., and not to its subsidiaries.

Issuer	BGC Partners, Inc.

Notes Offered	$300.0 million aggregate principal amount of 5.375% Senior Notes due 2019

Maturity Date	December 9, 2019

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the exchange notes, if any. The exchange notes will rank effectively junior to our secured debt, if any, to the extent of the value of the assets securing such debt. The exchange notes will also be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries.

As of September 30, 2014, we and our subsidiaries had no secured indebtedness outstanding, we had outstanding approximately $410.3 million of senior unsecured indebtedness and our subsidiaries had approximately $1.6 billion of other liabilities.

The indenture pursuant to which the exchange notes will be issued does not limit the amount of debt that we or our subsidiaries may incur. We agreed in the indenture to use the net proceeds from the offering of the old notes (after deducting the initial purchasers’ discount, and fees and expenses payable by us in connection with the offering of the old notes) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as any notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the offering of the notes (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the notes and (3) such promissory notes shall have terms not later than the maturity date of the notes; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that for so long as any notes remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the old notes in one transaction, or a series of related transactions, having an aggregate principal amount in excess of $25.0 million will be subject to a similar covenant.

Interest and Payment Dates	June 9 and December 9 of each year, commencing June 9, 2015. The interest rate payable on the notes will be subject to adjustments from time to time based on the debt rating assigned by specified rating agencies to the notes. See “Description of Exchange Notes—Interest Rate Adjustment Based on Rating Events.”

Optional Redemption	We may redeem some or all of the exchange notes at any time or from time to time for cash at the “make-whole” redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Change of Control; Offer to Repurchase	If a Change of Control Trigger Event described under “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event” occurs, we must offer to repurchase the notes for cash at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, repurchase date. See “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are substantially identical in to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described below. See “Description of Exchange Notes—Book-Entry System.”

Trustee	The trustee for the exchange notes will be U.S. Bank National Association.

Governing Law	The indenture and the old notes are, and the exchange notes will be, governed by the laws of the State of New York without regard to conflict of laws principles thereof.

Risk Factors	You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for an explanation of certain risks of investing in the notes.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the risk factors that are set forth in our Annual Report on Form 10-K, dated and filed on February 28, 2014, and our Quarterly Report of Form 10-Q, dated and filed on November 7, 2014, each of which is incorporated by reference in this prospectus, and the following risks before investing in the exchange notes.

We are subject to certain risks due to the nature of the business activities we conduct. The risks incorporated by reference or discussed below, any of which could materially and adversely affect our business, financial condition, liquidity, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, cash flows and results of operations.

Risks Related to the Exchange Notes

The exchange notes are not secured by any collateral, and the effective subordination of the exchange notes may limit our ability to satisfy our obligations under the exchange notes.

The exchange notes will be our senior unsecured obligations and will rank equally with all of our other indebtedness that is not expressly subordinated to the exchange notes. As of September 30, 2014, we had outstanding $410.3 million principal amount of senior unsecured indebtedness. However, the exchange notes will be structurally subordinated to all liabilities of all of our subsidiaries. As of September 30, 2014, our subsidiaries had outstanding $1.6 billion of liabilities. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the exchange notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders.

We conduct substantially all of our operations through our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the exchange notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Certain debt and security agreements entered into by our subsidiaries contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The exchange notes will also be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of September 30, 2014, we had no secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the exchange notes, until such secured indebtedness is satisfied in full.

There are limited covenants and protections in the indenture.

While the indenture and the exchange notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. For example, there are no financial covenants in the indenture. As a result, we are not restricted under the terms of the indenture and the exchange notes from entering into transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or our credit ratings, or otherwise adversely affect the holders of the exchange notes.

In addition, as described under “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event, holders are entitled to require us to repurchase their exchange notes for cash at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the exchange notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in our business. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture, but also a ratings downgrade of the type specified in this prospectus resulting from such transaction. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect your investment.

Ratings of the exchange notes may not reflect all risks of an investment in the exchange notes and changes in our credit rating could adversely affect the market price of the exchange notes.

Our long term debt is currently rated by two nationally recognized statistical rating organizations. A debt rating is not a recommendation to purchase, sell or hold the exchange notes. Moreover, a debt rating does not reflect all risks of an investment in the exchange notes and does not take into account market price or suitability for a particular investor. Following the offering, the market price for the exchange notes will be based on a number of factors, including our ratings with major rating agencies. Rating agencies revise their ratings for the companies that they follow from time to time and our ratings may be revised or withdrawn in their entirety at any time. We cannot be sure that rating agencies will maintain their current ratings. Neither we nor any initial purchasers undertake any obligation to maintain the ratings or to advise holders of exchange notes of any change in ratings. A negative change in our ratings could have an adverse effect on the market price or liquidity of the exchange notes.

Changes in the credit markets could adversely affect the market price of the exchange notes.

The market price for the exchange notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the exchange notes.

An active trading market may not develop for the exchange notes, which could adversely affect the price of the exchange notes in the secondary market and your ability to resell the exchange notes should you desire to do so.

The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on any national securities exchange and we do not expect an active trading market for the exchange notes to develop. We believe that certain of the initial purchasers of the old notes will make a market in the exchange notes. However, they are under no obligation to do so and may discontinue any market making activities at any time without notice. We cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the future market prices of the exchange notes will depend on many factors, including prevailing interest rates, our credit ratings published by the rating agencies that rate our indebtedness, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the exchange notes does not develop or does not continue, the market price and liquidity of the exchange notes is likely to be adversely affected and exchange notes traded after their purchase may trade at a discount from their purchase price.

We may not be able to repurchase the exchange notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), unless we have exercised our right to redeem the exchange notes as described under “Description of Exchange Notes—Optional Redemption,” holders of exchange notes will have the right to require us to repurchase all or any part of their exchange notes at a price for cash equal to 101% of the then outstanding aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest, if any, on the exchange notes repurchased, to, but excluding, the date of purchase. If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase any or all of the exchange notes should any holder elect to cause us to do so. Our failure to repurchase any exchange notes as required under the indenture would result in a default under the indenture, which in turn could result in defaults under agreements governing certain of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the exchange notes. In addition, the change of control provisions in the indenture may not protect you from certain important corporate events (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the exchange notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in our business. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture, but also a ratings downgrade of the type specified in this prospectus resulting from such transaction. If an event occurs that does not constitute a “Change of Control Triggering Event” as defined in the indenture, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “—There are limited covenants and protections in the indenture” and “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Risks Related to the Exchange Offer

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Because we anticipate that most holders of the old notes will elect to exchange their outstanding old notes, we expect that the liquidity of the market for the old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding old notes at maturity. Further, following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, and old notes will continue to be subject to certain transfer restrictions.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer made by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender such old notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender old notes on your behalf.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth below and may impact either or both of our operating segments:

•	market conditions, including trading volume and volatility, potential deterioration of equity and debt capital markets and markets for commercial real estate and related services, and our ability to access the capital markets;

•	pricing, commissions and fees, and market position with respect to our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers, and consolidation;

•	liquidity, regulatory, and clearing capital requirements and the impact of credit market events;

•	our relationships with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”), including Cantor Fitzgerald & Co. (“CF&Co”) and Cantor Commercial Real Estate Company, L.P. (“CCRE”), any related conflicts of interest, any impact of Cantor’s results on our credit ratings and/or the associated outlooks, CF&Co’s acting as our sales agent under our controlled equity or other offerings, CF&Co’s acting as our financial advisor in connection with potential business combinations, dispositions, or other transactions, our participation in various investments, stock loans or cash management vehicles placed by or recommended by CF&Co, and any services by CCRE with respect to finding and reviewing suitable acquisition or partner candidates, structuring transactions, and negotiating and due diligence services;

•	economic or geopolitical conditions or uncertainties, the actions of governments or central banks, and the impact of natural disasters or weather-related or similar events, including power failures, communication and transportation disruptions, and other interruptions of utilities or other essential services;

•	the effect on our businesses, our clients, the markets in which we operate, and the economy in general of possible shutdowns of the U.S. government, sequestrations, uncertainties regarding the debt ceiling and the federal budget, and other potential political impasses;

•	the effect on our businesses of reductions in overall industry volumes in certain of our products as a result of Federal Reserve Board quantitative easing, the tapering or ending of quantitative easing, and other factors, including the level and timing of governmental debt issuances and outstanding amounts;

•	extensive regulation of our businesses, changes in regulations relating to the financial services, commercial real estate and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions, enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new businesses, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance, and unmatched principal risk, trade failures, counterparty failures, and the impact of fraud and unauthorized trading;

•	costs and expenses of developing, maintaining, and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received and the impact thereof on our financial results in any given period;

•	certain financial risks, including the possibility of future losses, reduced cash flows from operations, increased leverage and the need for short- or long-term borrowings or other sources of cash relating to acquisitions, dispositions, or other matters, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks, increased borrowing costs, as well as interest rate and foreign currency exchange rate fluctuations;

•	risks associated with the temporary or longer-term investment of our available cash, including defaults or impairments on our investments, stock loans or cash management vehicles and collectability of loan balances owed to us by partners, employees, or others;

•	our ability to enter new markets or develop new products, trading desks, marketplaces, or services and to induce customers to use these products, trading desks, marketplaces, or services and to secure and maintain market share;

•	our ability to enter into marketing and strategic alliances and business combinations or other transactions in the financial services, real estate, and other industries, including acquisitions, tender offers, dispositions, reorganizations, partnering opportunities and joint ventures, and our ability to maintain or develop relationships with independently owned offices in our real estate services business, the anticipated benefits of any such transactions or relationships and the future impact of any such transactions or relationships on our financial results for current or future periods, the integration of any completed acquisitions and the use of proceeds of any completed dispositions, and the value of and any hedging entered into in connection with consideration received or to be received in connection with such dispositions;

•	our estimates or determinations of potential value with respect to various assets or portions of our businesses, including with respect to the accuracy of the assumptions or the valuation models or multiples used;

•	our ability to hire and retain personnel, including brokers, managers, and other professionals;

•	our ability to expand the use of technology for hybrid and fully electronic trading in our product offerings;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable financial reporting, internal control, legal compliance, and regulatory requirements;

•	our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, practices and procedures, operations and assets, assess and manage our operational, regulatory, and financial risks, and integrate our acquired businesses and brokers, managers and other professionals;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•	information technology implementation issues, capacity constraints, failures, or disruptions in our systems or those of the clients, counterparties, exchanges, clearing facilities, or other parties with which we interact, including cybersecurity risks and incidents;

•	the fact that the prices at which shares of our Class A common stock are sold in one or more of our controlled equity offerings or in other offerings or other transactions may vary significantly, and purchasers of shares in such offerings or transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

•	our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases or redemptions of limited partnership interests of BGC Holdings, L.P. (“BGC Holdings”) or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A common stock; and

•	the effect on the market for and trading price of our Class A common stock of various offerings and other transactions, including our controlled equity and other offerings of our Class A common stock and convertible or exchangeable debt securities, our repurchases of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, any exchanges or redemptions of limited partnership units and issuances of shares of Class A common stock in connection therewith, including in partnership restructurings, our payment of dividends on our Class A common stock and distributions on BGC Holdings limited partnership interests, convertible arbitrage, hedging, and other transactions engaged in by holders of our 4.50% convertible notes and counterparties to our capped call transactions, and resales of shares of our Class A common stock by Cantor or by others of shares acquired from us or Cantor, including pursuant to our employee benefit plans, unit exchanges and redemptions, partnership restructurings, acquisitions, conversions of our convertible notes, conversions or exchanges of our convertible or exchangeable debt securities, and distributions from Cantor pursuant to Cantor’s distribution rights obligations and other distributions to Cantor partners, including deferred distribution rights shares.

The foregoing risks and uncertainties, as well as those risks and uncertainties referred to under the heading “Risk Factors” and those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference is given as of the respective dates of this prospectus or the documents incorporated by reference into this prospectus, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 28, 2014;

•	our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed on April 23, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 12, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 8, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed on November 7, 2014;

•	our Current Report on Form 8-K filed on January 21, 2014;

•	our Current Report on Form 8-K filed on January 28, 2014;

•	our Current Report on Form 8-K filed on February 12, 2014 (other than as indicated therein);

•	our Current Report on Form 8-K filed on May 1, 2014 (other than as indicated therein);

•	our Current Report on Form 8-K filed on June 6, 2014;

•	our Current Report on Form 8-K filed on July 10, 2014;

•	our Current Report on Form 8-K filed on July 25, 2014;

•	our Current Report on Form 8-K filed on July 31, 2014 (other than as indicated therein);

•	our Current Report on Form 8-K filed on August 15, 2014;

•	our Current Report on Form 8-K filed on September 9, 2014;

•	our Current Report on Form 8-K filed on September 30, 2014;

•	our Current Report on Form 8-K filed on October 22, 2014;

•	our Current Report on Form 8-K filed on October 30, 2014 (other than as indicated therein);

•	our Current Report on Form 8-K filed on November 6, 2014;

•	our Current Report on Form 8-K filed on November 13, 2014;

•	our Current Report on Form 8-K filed on November 19, 2014;

•	our Current Report on Form 8-K filed on November 20, 2014;

•	our Current Report on Form 8-K filed on November 20, 2014;

•	our Current Report on Form 8-K filed on December 1, 2014;

•	our Current Report on Form 8-K filed on December 1, 2014

•	our Current Report on Form 8-K filed on December 3, 2014;

•	our Current Report on Form 8-K filed on December 5, 2014;

•	our Current Report on Form 8-K filed on December 9, 2014;

•	our Current Report on Form 8-K filed on December 10, 2014;

•	our Current Report on Form 8-K filed on December 16, 2014;

•	our Current Report on Form 8-K filed on December 19, 2014; and

•	our Current Report on Form 8-K filed on December 19, 2014.

We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to the effectiveness of this registration statement and (ii) the date of this prospectus and prior to the closing of the offering covered by this prospectus.

Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued the old notes in a private placement on December 9, 2014. The old notes were issued, and the exchange notes will be issued, under a base indenture dated as of June 26, 2012, as supplemented by a supplemental indenture, dated as of December 9, 2014 (collectively, the “indenture”), between us and U.S. Bank National Association, as trustee. In connection with the private placement, we entered into a registration rights agreement, which requires that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, except as set forth below, you may resell or otherwise transfer them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may resell or otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell or otherwise transfer your exchange notes. Each broker-dealer that receives exchange notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old notes.

If you will not receive freely tradeable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”

Consequences of Failure to Exchange

If you do not participate or properly tender your old notes in this exchange offer:

•	you will retain your old notes that are not registered under the Securities Act and they will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

•	you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•	you will not be able to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default. In addition, the exchange notes will bear a different CUSIP number than the old notes. The exchange notes will be issued under and entitled to the benefits of the same supplemental indenture that authorized the issuance of the outstanding old notes.

As of the date of this prospectus, $300,000,000 aggregate principal amount of the old notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the private notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes if and when we have given oral (any such oral notice to be promptly confirmed in writing) or written notice of our acceptance to U.S. Bank National Association, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates, if any, for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth under “—Transfer Taxes,” with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Amendment

The expiration date for the exchange offer will be 5:00 p.m., New York City time, on                     , 2015 unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral (any such oral notice to be promptly confirmed in writing) or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion:

•	to accept tendered old notes upon the expiration of the exchange offer, and extend the exchange offer with respect to untendered old notes;

•	to delay accepting any old notes or, if any of the conditions set forth under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral (any such oral notice to be promptly confirmed in writing) or written notice of such delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to issue the exchange notes, or return the old notes tendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering

Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to U.S. Bank National Association, as the exchange agent, prior to the expiration date of the exchange offer. In addition:

•	the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

•	a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date.

If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•	old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box titled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and

•	the box titled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer, if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases of or offers for old notes could differ from the terms of the exchange offer.

In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

The DTC’s ATOP system is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes in exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration date.

Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission of or, for DTC participants, an electronic ATOP transmission of the notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amounts of the old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes that have been withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any tendered old notes, if, at the time the old notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the supplemental indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, as Exchange Agent

By Registered or Certified Mail, Overnight Delivery on or before

5:00 p.m. New York City Time on the Expiration Date:

U. S. Bank National Association

Corporate Trust Services

EP-MN-WS-2N

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance

For Information or Confirmation by Telephone Call:

(800) 934-6802

By Facsimile Transmission

(for Eligible Institutions only):

(651) 466-7367

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $100,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder of the old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are substantially identical to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
	(dollars in thousands)
Earnings:
Income before income taxes(1)	$62,301	$275,429	$67,512	$60,964	$63,855	$73,175
Add: Fixed charges, net(2)	27,766	39,932	36,385	25,606	15,409	10,363
Income before income taxes and fixed charges, net	90,067	315,361	103,897	86,570	79,264	83,538
Fixed charges, net:
Total interest expense	23,583	32,411	29,419	22,798	14,080	9,920
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,179	5,921	5,466	1,808	129	43
Interest within rental expense	4	1,600	1,500	1,000	1,200	400
Total fixed charges, net	27,766	39,932	36,385	25,606	15,409	10,363
Ratio of earnings to fixed charges	3.2	7.9	2.9	3.4	5.1	8.1

Notes

(1)	Income from continuing operations before taxes does not include income or loss from equity investees.
(2)	Does not reflect the fixed charges related to the old notes that we issued on December 9, 2014.

DESCRIPTION OF EXCHANGE NOTES

We issued the old notes, and will issue the exchange notes, under a base indenture dated as of June 26, 2012, as supplemented by a supplemental indenture, dated as of December 9, 2014 (collectively, the “indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”). Unless the context otherwise requires, for all purposes of the indenture and this “Description of Exchange Notes,” references to the notes (which shall constitute a single series of notes under the indenture) include the old notes and the exchange notes. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of the notes.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. In this description, the terms “Issuer,” “we,” “us” and “our” refer only to BGC Partners, Inc. and not to any of its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The old notes are, and the exchanges notes will be, our senior unsecured obligations ranking equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will mature on December 9, 2019, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.”

The old notes bear, and the exchange notes will bear, interest at the rate of 5.375% per annum from December 9, 2014, to the stated maturity or date of earlier redemption. Interest on the notes will be payable semi-annually in arrears on each June 9 and December 9, commencing on June 9, 2015, to the persons in whose names such notes were registered at the close of business on the immediately preceding the May 25 and November 25 (whether or not a business day), respectively.

Interest payments in the respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest (including any additional interest), if any, on the notes will be payable through The Depository Trust Company, which we refer to as “Depository,” as described under “—Same-Day Funds Settlement and Payment.”

If an interest payment date or the stated maturity date or date of early redemption of the notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the old notes initially in an aggregate principal amount of $300.0 million. The indenture does not limit the aggregate principal amount of the debt securities which we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects and having the same terms as the notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.

We agreed in the indenture to use the net proceeds from the offering of the old notes (after deducting the initial purchasers’ discount and fees and expenses payable by us in connection with the offering of the old notes) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the offering of the notes (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the notes and (3) such promissory notes shall have terms not later than the stated maturity date of the notes; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that for so long as the notes remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the notes in one transaction, or in a series of related transactions, that is in excess of $25.0 million will be subject to a similar covenant.

The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a note for registration of transfer, we, the trustee and any other agent of ours or the trustee may treat the registered holder of each note as the owner of such note for the purpose of receiving payments of principal of and interest on such note and for all other purposes whatsoever.

The indenture does not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional Redemption

At any time and from time to time, we will be entitled at our option to redeem the notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the notes to be redeemed on the relevant record date to receive interest due on the relevant interest payment date.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points.

The following terms are relevant to the determination of the redemption price:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest

Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Reference Treasury Dealer” means Morgan Stanley & Co. LLC and three other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the trustee an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of notes or portions of notes being purchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our Subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2) one or more Permitted Holders shall cease to (i) own and control, beneficially, capital stock of ours that possesses the voting power under normal circumstances to cast 50% or more of the total votes entitled to be cast for the election of directors of ours; or (ii) have the voting power or the contractual right to elect a majority of our directors; or

(3) our liquidation or dissolution or the stockholders of the Company approve any plan or proposal for our liquidation or dissolution; or

(4) any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)	pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

•	any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

•	any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor Fitzgerald L.P. becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor Fitzgerald L.P.’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on the notes will be subject to adjustments from time to time if each of Fitch and S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating from each of Fitch and S&P of the notes is decreased to a rating set forth in the immediately following table (a “Downgrade Event”), the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of the initial issuance of notes plus the percentage set forth opposite the applicable rating from the table below:

Debt Rating (Fitch and S&P)	Percentage
BBB- or higher	—
BB+	0.50%
BB or lower	1.00%

For the avoidance of doubt, any increase in the interest payable on the notes shall require a decrease in the rating of the notes by each of Fitch and S&P to the relevant threshold ratings set forth above.

If, subsequent to a Downgrade Event, either of Fitch or S&P increases its respective rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of the initial issuance of the notes plus the percentage set forth opposite the applicable rating from the table above. For the avoidance of doubt, any decrease in the interest payable on the notes shall require an increase in the rating of the notes by only one of Fitch and S&P to relevant threshold ratings set forth above.

For so long as (i) only one of Fitch or S&P provides a rating of the notes or (ii) the notes are not rated by either Fitch or S&P, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of the initial issuance of the notes plus 1.00%.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Fitch or S&P changes its rating of the notes more than once during any particular interest period, the last change by Fitch or S&P, as applicable, will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to Fitch’s or S&P’s, as applicable, action. We will communicate an increase or decrease to the trustee in the form of an officers’ certificate under the indenture.

If the interest rate payable on the notes is increased as described above the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the indenture, we covenant that, so long as any of the notes are outstanding, we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments of such Indebtedness require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the indenture, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “Designated Subsidiary” shall mean each of (i) BGC Holdings, L.P. (“BGC Holdings”), (ii) BGC Global Holdings, L.P. (“BGC Global”), (iii) BGC Partners, L.P. (“BGC US”), and (iv) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); and

(3)	any subsidiary of any Person described in clauses (1) and (2) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)	the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)	all obligations of such Person incurred or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such person prepared in accordance with U.S. GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such person prepared in accordance with generally accepted accounting principles:

(i)	all Indebtedness of others secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” shall mean, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with U.S. GAAP.

The term “Total Stockholders’ Equity” shall mean, as of the date of determination, without duplication, all items which in conformity with U.S. GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For purposes of any determination of total stockholders’ equity, we may include the amount of any capital to be returned pursuant to the terms of the Agreement of Limited Partnership of BGC Holdings, as amended from time to time, to any limited or general partner who has been terminated or withdrawn until such time as the amount of such partners’ capital has been paid to such limited or general partner pursuant to the terms of the Partnership Agreement plus, without duplication, redeemable partnership interests representing former partner’s equity in us. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of non-controlling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We may not consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any Person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the notes and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the Person to whom our assets are transferred or leased has assumed our obligations under the notes and the indenture, we will be discharged from all our obligations under the notes and the indenture, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may from time to time amend or supplement the indenture and the notes without the consent of registered holders to, among other things, (i) modify the restrictions on and procedures for resale, attempted resale, and other transfers of the notes or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) to cure any ambiguity or defect in and to correct or supplement any provision of the indenture or any note that may be inconsistent with any other provision in the indenture or the notes, provided, however, that any such cure, correction or supplement shall not adversely affect the interests of the holders of the notes in any material respect.

With certain exceptions, we may make modifications and amendments of the indenture with the consent of the registered holders of not less than a majority in aggregate principal amount of the notes of a series at the time outstanding under the indenture. Compliance with certain covenants may be waived on behalf of registered holders of debt securities of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then outstanding notes of such series. Nevertheless, without the consent of each registered holder of the notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding notes, extend the stated maturity of the notes, change the interest payment dates or terms of payment for the notes, or reduce the percentage of registered holders necessary to modify or amend the indenture and the notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the notes means any of the following:

•	failure to pay interest (including any additional interest) for 30 days after the date payment on any note is due and payable;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•	a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or similar instrument, in an aggregate principal amount of at least $50 million beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such indebtedness shall not have been discharged and such default continues for a period of 15 consecutive days after written notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the notes;

•	failure by us to perform any other covenant in the indenture or the notes (“other covenants”) for 90 days after notice that performance was required; or

•	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest (including any additional interest) or principal with respect to the notes has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal of the notes to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the notes may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except as provided below, no holder of notes may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the notes have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes.

Notwithstanding the foregoing, each holder of notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of notes.

We will be required to file annually with the trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture and the notes as set forth below.

We may discharge our obligations to holders of notes that have not already been delivered to the trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the notes.

We may also discharge any and all of our obligations to holders of notes at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding notes; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any notes, to replace any temporary, mutilated, destroyed, lost or stolen notes or to maintain an office or agency in respect of the notes.

Book-Entry System

The certificates representing the notes will be issued in the form of one or more fully-registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as the nominee of the Depository. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor depository or any nominee of such successor.

The Depository is under no obligation to provide its services as depositary for the certificates of any series and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by the Depository or its direct or indirect participants under the rules and procedures governing the Depository. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, we will prepare and deliver certificates for the notes of that series in exchange for beneficial interests in the Global Note if:

•	the Depository notifies us that it is unwilling or unable to continue as a depositary for the Global Note of any series or if the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes of any series represented by one or more global debt securities; or

•	an Event of Default has occurred and is continuing with respect to the debt securities of any series, and the Depository wishes to exchange such global debt securities for definitive certificated debt securities.

Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

The Depository has advised us that the Depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

Conveyance of notices and other communications by the Depository to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to the Depository or its nominee. If less than all of the notes of a series are being redeemed, the Depository will reduce the amount of the interest of direct participants in such notes in accordance with its procedures.

A beneficial owner of notes shall give written notice to elect to have its notes repurchased or tendered, through its participant, to the trustee and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in such notes, on the Depository’s records, to the trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by direct participants on the Depository’s records and followed by a book-entry credit of such notes to the trustee’s the Depository account.

In any case where a vote may be required with respect to the notes of any series, neither the Depository nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, the Depository will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of the Depository. The Depository’s practice is to credit direct participants’ accounts on the relevant payment date unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depository or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of the Depository, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

The rules applicable to the Depository and its Participants are on file with the SEC. The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the initial purchasers in immediately available funds. All payments of principal, premium if any, and interest in respect of notes in book-entry form will he made by us in immediately available funds to the accounts specified by the Depository.

Governing Law

The indenture and old notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture with respect to the notes and will also serve as the registrar and paying agent. We maintain corporate trust relationships in the ordinary course of business with the trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States federal income tax consequences of an exchange of unregistered old notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, and corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”). In addition, this summary is limited to persons that hold the old notes and that will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging the old notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

The exchange of an old note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding old note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer, your holding period for an exchange note will include your holding period of the old note exchanged therefor, and your tax basis in an exchange note will be the same as your adjusted tax basis in the old note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an old note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale or other transfer of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or other transfers of exchange notes received in exchange for the old notes where such old notes were acquired as a result of market-making or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resales or other transfers, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request. In addition, until                     , 2015, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any resales or other transfers of exchange notes by broker-dealers. Exchange notes received by such broker-dealers for their own accounts pursuant to the exchange offer may be resold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any such broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” of the exchange notes within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” of the exchange notes within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley and Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2013, as set forth in their reports thereon, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, Grubb & Ellis Company’s independent registered public accounting firm, has audited the consolidated financial statements of Grubb & Ellis Company as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as set forth in their report thereon, which is incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given, on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019

For

$300,000,000 aggregate principal amount of 5.375% Senior Notes due 2019 registered under the Securities Act of 1933, as amended

PROSPECTUS

Until                     , 2015, all dealers that effect transactions in exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 21.	Exhibits and Financial Schedules.

(a)    Exhibits.

Reference is made to the Exhibit Index included herewith which is incorporated by reference.

(b)    Financial Statement Schedules.

All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(f)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BGC Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on December 30, 2014.

BGC PARTNERS, INC.

/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant, BGC Partners, Inc., in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2014

/s/ A. Graham Sadler A. Graham Sadler	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2014

/s/ Linda A. Bell Linda A. Bell	Director	December 30, 2014

/s/ Stephen T. Curwood Stephen T. Curwood	Director	December 30, 2014

/s/ John H. Dalton John H. Dalton	Director	December 30, 2014

/s/ William J. Moran William J. Moran	Director	December 30, 2014

/s/ Albert M. Weis Albert M. Weis	Director	December 30, 2014

[Signature Page to Form S-4 Registration Statement for Exchange Offer of 5.375% Senior Notes due 2019]

EXHIBIT INDEX

The following exhibits are included or incorporated by reference in this registration statement on Form S-4 (certain documents have been previously filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended):

Exhibit Number	Description of Exhibits

3.1	Amended and Restated Certificate of Incorporation of BGC Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

3.2	Amended and Restated Bylaws of BGC Partners, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.1	Indenture, dated as of June 26, 2012, by and between BGC Partners, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K, filed with the SEC on June 27, 2012)

4.2	Second Supplemental Indenture, dated as of December 9, 2014, by and between BGC Partners, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K, filed with the SEC on December 10, 2014)

4.3	Form of 5.375% Senior Notes due 2019 (included as Exhibit A to Exhibit 4.2 above)

4.4	Registration Rights Agreement, dated as of December 9, 2014, by and between BGC Partners, Inc. and Morgan Stanley & Co. LLC, Cantor Fitzgerald & Co., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC as representatives of the initial purchasers. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K, filed with the SEC on December 10, 2014)

5	Opinion of Morgan, Lewis & Bockius LLP

12	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5)

24	Power of Attorney (included on the signature pages to this registration statement)

25	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as trustee

99.1	Form of Letter of Transmittal